BP AND MOBIL TO COMBINE DOWNSTREAM IN EUROPE


LONDON, ENGLAND, Feb. 29 -- In a move which would give them a prime market position across much of Europe and joint annual pre-tax cost savings of (USD)400-500 million, BP and Mobil have agreed in principle to combine their European operations in the refining and marketing of fuels and lubricants.
   The two companies announced today that, subject to European Commission and other approvals, they plan to pool assets with a book value of some (USD)5 billion - (USD)3.4 billion from BP and
(USD)1.6 billion from Mobil - to create a pan-European joint venture with net annual sales of more than (USD)20 billion.
   The new venture would be a highly competitive business with 12 percent of the fuels market and the largest supplier of lubricants with an 18 percent share of the European market.
   In a joint statement, BP Chief Executive John Browne and
Mobil Chairman and Chief Executive Officer Lucio A. Noto described the move as "a very significant strategic step which would take the combined business into the top tier of European refining and marketing, and enhance its position in numerous national markets and product sectors."
   They said: "The European downstream operations of our two companies are uniquely complementary. Bringing them together will produce efficiencies through sharing costs, eliminating duplication and achieving major economies of scale.
   "It will provide us with a distinctive asset base that offers a superior range of products and services and will have strong potential for future profit growth. It will be good for our customers and good for our shareholders."
   Under the terms of the agreement, the companies will establish a joint venture with operating partnerships for fuels and for lubricants in each of the countries where the companies are already active or may develop future business. The 43 countries covered by the agreement include the 15 European Union nations, together with Switzerland, Turkey, Cyprus, all of Eastern Europe and Russia west of the Urals.
   BP and Mobil have agreed that their existing downstream assets in each country will be operated by the local partnerships. These assets will include the refineries, depots and retail sites of both companies, together with pipelines, tankage, terminals, road tanker fleets and all other systems, plant and equipment associated with the manufacture and distribution of oil products in Europe.
   Cash flow will be shared by the companies in line with their interests in each partnership.
   BP will operate and have a 70 percent interest in the fuels partnerships. The fuels partnerships will run the refining and manufacturing activities of both companies, together with their commercial and retail networks, including some 5,600 BP and 3,300 Mobil service stations. All retail sites will be branded in BP green, will carry Mobil lubricants and signage and will feature the joint venture mark.
   Mobil will operate and have a 51 percent interest in the lubricants partnerships. Mobil will manage both brands of lubricants, will market lubricants and special products and will run the blending plants. Over time, conversion of some BP products to the Mobil brand is expected. Mobil and BP lubricants will be promoted in all the service stations of the joint venture.
   The companies said both the fuels and lubricants businesses in each country would be run by combined offices and management teams. Other service departments, such as information technology, human resources, legal, accounting and office management, would also merge.
   Commercial and financial strategy for the joint venture will be coordinated by a supervisory committee with an equal number of representatives from each company.
   Under the partnership arrangements, lubricants employees in BP will transfer to Mobil and fuels and services employees in Mobil will move to BP. The companies said that, while they have yet to complete detailed studies in each country, they anticipated a loss of 2,000-3,000 jobs from their combined non-service station workforce of 17,500.
   The annual savings of (USD)400-500 million are expected to be realized within three years. The expected one-off costs before tax over the next two years to cover restructuring, rebranding and associated items, will be approximately (USD)400 million, to be shared by the companies in line with their interests in the venture.
   The joint venture excludes the downstream operations of both companies which have activities in Europe but operate globally, such as international trading, aviation, marine, shipping and gas marketing. It also excludes exploration and production and chemicals.

Background Notes For Editors:

BP is a major petroleum and petrochemicals group with operations in some 70 countries, some 56,000 employees and annual sales and operating revenues of $79 billion.

In Europe, it operates downstream in 18 countries where it sells around 825,000 barrels of oil products a day. It has some 5,600 European retail sites and a market share in both fuels and lubricants of 8 per cent.
It currently owns or has interests in eight European refineries with a combined capacity of 760,000 barrels a day although it recently announced plans to sell its Lavera refinery in the south of France which would bring its capacity down to 575,000 barrels a day. In European downstream operations employ approximately 15,500 people, of which 4,000 are service station staff.

Mobil is a major international energy company operating in over 100 countries with over 50,000 employees and annual revenues of over $73 billion.

In Europe, Mobil has downstream operations in 22 countries where it sells 550,000 barrels of oil products a day. It has some 3,300 service stations and market shares of four per cent in fuels and 10 per cent in lubricants. It currently owns or has interest in six European refineries with a capacity of 350,000 barrels a day. The company's European downstream operations employ approximately 8,000 people of which 2,000 are service station employees.

In the face of surplus capacity and recent poor refining returns across the industry, BP and Mobil have each been pursuing a similarly agressive refining strategy to rationalize and upgrade their operations. Mobil last year closed its Woerth refinery in Germany. In addition to the sale of Lavera, BP recently disclosed plans to close the Pernis section of the Nerefco refinery in Rotterdam and upgrade the adjacent European site.






                                             February 29, 1996